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                                                                    EXHIBIT 99.1



                                                November 18, 1998



                     ARMSTRONG WORLD INDUSTRIES ANNOUNCES
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                            COST REDUCTION PROGRAM
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The following news release was issued today:



        LANCASTER, PA., November 18, 1998 -- Armstrong World Industries, Inc. (ACK:NYSE) today announced that it expects to take a charge in the fourth quarter of 1998 of approximately $78 million primarily to reflect a workforce reduction.

        The key elements include:

        - The expected pre-tax charge of approximately $78 million is primarily related to severance and enhanced retirement benefits for approximately 750 salaried and hourly employees, or approximately 7% of Armstrong's 10,400 worldwide work force (or 4% of its 20,220 worldwide employees including the recent Triangle Pacific Corp. and DLW acquisitions), as well as expected losses on the disposal of certain flooring machinery and equipment. About 74% of the total charge relates to actions in Armstrong's Floor Products division.

        - Approximately $29 million, or 37% of the charge, are cash expenditures for severance payments which will occur over the next 12 months. The remainder of the charge reflects $40 million of expense for enhanced retirement benefits and $9 million of expected losses on the disposal of certain flooring machinery and equipment.

        - The anticipated savings from the workforce reduction should permit recovery of these charges in approximately two years.

        - The charges reflect several initiatives designed to improve the company's cost position in major product lines, lower overall break-even operating levels and improve its ability to develop and market new products rapidly.

        George A. Lorch, Chairman and Chief Executive Officer of Armstrong, said, "This announcement is the direct result of initiatives we have taken to grow the company by providing better value to our customers and to be more competitive. The improvements in our processes have permanently altered our cost structure and have enabled us to respond more quickly to changing market conditions.
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        "Eliminating jobs is a difficult decision because it causes so much disruption in the lives of employees and their families. Therefore, consistent with our past practice we are providing significant severance, enhanced retirement benefits and support services to reduce the hardships brought on by job loss. Nonetheless," Lorch continued, "we must constantly strive to fairly balance the interest of all our stakeholders -- employees, customers, suppliers and shareholders -- to ensure the long-term success of our company. The actions we are announcing today will enhance our ability to grow our company at rates of return above our cost of capital, thereby optimizing the interests of all of our stakeholders.

        This news release contains forward-looking statements related to future sales growth and earnings opportunities. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including the company's ability to complete and successfully integrate its pending acquisitions, the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition, increases in raw material costs, interest and foreign exchange rates, changes from projected effective tax rates and the ultimate outcome of the company's asbestos-related litigation. Additional information which could affect the company's financial results is included in the 1997 Annual Report, Forms 10-K, 10-Q, and 8-K on file with the Securities and Exchange Commission.

        Armstrong is a manufacturer and marketer of branded products and services that are distinguished by design and/or function for use in finishing the interiors of residential and commercial buildings worldwide. Its products include resilient floor coverings, acoustical ceilings and grid systems, adhesives and insulation. Armstrong also manufactures and markets gasketing materials for the automotive market.


                        Armstrong World Industries, Inc.